Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Nathan Annis	Wendy Watkins
(507) 437-5248	(507) 437-5345
ir@hormel.com	media@hormel.com

Hormel Foods Enhances its Position in Premium, Authentic Deli Meats with the Acquisition of
Columbus Manufacturing, Inc., Maker of Columbus® Craft Meats

Serves as a Catalyst for Uniting Hormel Foods’ Deli Businesses and
Provides a Premium Salami and Charcuterie Offering

AUSTIN, Minn., (October 31, 2017) — Hormel Foods Corporation (NYSE: HRL) today announced it has entered into a definitive agreement to acquire Columbus Manufacturing, Inc., an authentic, premium deli meat and salami company, from Chicago-based Arbor Investments. This strategic acquisition positions Hormel Foods as a total deli solutions provider and enhances its other strong deli brands such as Hormel®, Jennie-O®, Applegate®, and DiLusso®.

“We are pleased to add Columbus to the Hormel Foods family. Columbus has an outstanding reputation in the food industry and is well-positioned in the advantaged retail deli category,” said Jim Snee, president and chief executive officer at Hormel Foods. “Columbus is capitalizing on one of the fastest-growing areas in the retail grocery store with premium, authentic products that are on-trend with today’s consumers who are looking for unique experiences, flavors, and products.”

“The acquisition of Columbus will serve as a catalyst for uniting all our deli businesses into one customer-facing organization,” Snee said. “This acquisition significantly enhances our scale in the deli by broadening our portfolio of products, customers, and consumers. The synergies we can unlock with this acquisition are clear and I’m excited for the next evolution of our company.”

“As a millennial-focused brand, Columbus has generated category-leading growth through a passionate commitment to quality, simplicity, and time-honored recipes,” said Joe Ennen, chief executive officer of Columbus Manufacturing, Inc. “In Hormel we are joining an organization whose values and culture perfectly align with our own.”

The purchase price is approximately $850 million. Total annual sales are approximately $300 million with an expected growth rate in excess of 5 percent. Hormel Foods expects this acquisition to be modestly accretive to earnings per share in fiscal 2018. Full-year accretion in fiscal 2019 is expected to be between 6 to 8 cents per share.

The company will continue to operate from California and will report into the Refrigerated Foods segment. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals in the United States. Hormel Foods was advised by Barclays and Faegre Baker Daniels LLP. Columbus Manufacturing was advised by BofA Merrill Lynch and DLA Piper LLP (US). In addition, Rothschild provided financial advice to Columbus Manufacturing.

Hormel Foods will provide further comments about this deal during a conference call at 8:00 a.m. CT on Tuesday, October 31, 2017. Access is available at http://www.hormelfoods.com or by dialing 888-378-4439 and using the access code 4931265. The audio replay will be available beginning at 11:00 a.m. CT on Tuesday, October 31, 2017 and archived for one year.

About Hormel Foods Corporation – Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across 75 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the ninth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.

About Columbus Manufacturing, Inc.

Columbus Manufacturing, Inc. is celebrating its 100th anniversary this year. Founded in 1917, the company produces award-winning Italian salami and deli meats sold under the Columbus® brand. With its commitment to and reputation for quality, Columbus is quietly setting the pace for growth in the deli meat category. Its products are available at food retailers nationwide. The company operates two state-of-the-art production facilities in Hayward, California. More information can be found at www.columbuscraftmeats.com

About Arbor Investments

Founded in 1999 and headquartered in Chicago, Illinois, Arbor Investments is a specialized private equity firm that focuses exclusively on acquiring premier companies in the food, beverage and related industries. The firm has acquired or invested in over 52 food, beverage and related companies in North America. More information can be found at www.arborpic.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Factors that may affect actual results include, but are not limited to: whether and when the required regulatory approvals will be obtained, whether and when the closing conditions will be satisfied and whether and when the transaction will close, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, and how customers, competitors, suppliers and employees will react to the transaction.  Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 32 - 39 in the company’s Form 10-Q for the quarter ended July 30, 2017, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”